Exhibit 10(z6)

5th June 1997

Mr. Stephen J. Hill
Byways
Woodlands Drive
Farnham
Surrey
GU10 9SJ

Dear Stephen:

WITHOUT PREJUDICE

We refer to our meeting on 16th May when it was mutually agreed that your employment with us would terminate on Friday 6th June subject to the following terms and conditions:

      1. Both parties waive their rights to notice under the Contract of Employment dated 27th June 1994.

      2. a) We will pay you the agreed sum of $215,000 at an exchange rate of (pounds)1.56/$. This sum is agreed as being $85,000 for compensation of loss of office with us and with the Interleaf Group of companies. The balance being $130,000 for payment in lieu of notice and all contractual benefits/agreements with the exclusion of item 4 of this agreement.

            b) The said amount of $215,000 will be payable to you on Monday 9th June in sterling by company cheque provided that you have signed this agreement.

            c) We will require you devote up to 5 working days as reasonably requested during the next 30 day period (commencing on 9th June) to assist Richard Barnett and Interleaf in an orderly management transition.

            d) We are currently investigating payment of the maximum allowance tax free for "compensation of loss of office".

      3. a) You may have the use of equipment as listed in sub paragraph c) below ("the Equipment") until the 16th November 1997, or such date as you commence.

            b) On or before the Return Date you must return all the Equipment to us at Persimmon House in the same condition as at the date hereof, and in any event in good working order. Proof of return will only be evidenced by a receipt to this effect signed by a director or by a personnel officer.

            c) The Equipment loaned to you is as follows:

                  o Fax machine

                  o Compaq LTE 5100 lap top computer - serial number
                    J607HQU70389

                  o Mouse

                  o Toshiba TF461 Colour fax/printer/scanner

                  o 5 colour cartridges

                  o Printer cable

                  o Modem and network card

                  o BT response 300 combine telephone/answer phone

                  o Ericsson GSM mobile phone

                  o Mitsubishi MT7 mobile phone

            d) Interleaf will not be responsible for the running costs of the Equipment from the date hereof until returned to Interleaf in accordance with paragraph 3(b) above. Running costs will include repair and maintenance, cost of sending faxes or making telephone calls and line rental hire cost and all other costs attributable to the Equipment. Any invoices received relating to the running costs of the Equipment are payable by you within 7 days of receipt.

      4. We will pay a lump sum in respect of your pension, medical and life insurance benefits for a period of six months in your June salary.

      5. You will return to us your AT&T phone card, American Express card, fuel card, company keys and swipe card immediately.

      6.    You must liaise with Richard Barnett on the following issues:

            a) You will resign from all directorships or as an officer of Interleaf UK Ltd, Interleaf GmbH, Interleaf France and all directorships of Interleaf, Inc., and its subsidiaries immediately by signing letters of resignation, waiving any rights you may have to compensate for loss of office.

            b) You will sign off the company accounts for the year ending March 31st, 1997.

            c) You will sign any forms required for Interleaf's bank mandate and any ancillary forms.

            d) You will sign any forms or documents required by Interleaf in relation to the above sub-paragraphs.

      7. You will strictly comply with the post termination provisions of your contract in particular condition 15 (ii) and (iii) and condition 17, a copy of which can be provided.

      8. In agreeing to the above terms, we Interleaf, agree with you, that we have no claims against you whatsoever save in respect of this Agreement.

      9. In agreeing to the above terms, I, Stephen J. Hill, agree to formally compromise my right to claim unfair dismissal and to waive all and any other claims or rights of action (whether statutory, contractual or otherwise) which I may have or may in the future have under UK law, any State or Federal law of the USA or the Treaty of Rome against any company in the Interleaf Group of Companies or any employee, agent, or officer of any such Company, whether relating to my employment, its termination, my holding or loss of office in otherwise.

The termination of your employment and the terms set out in this letter are conditional on the following:

            a) the receipt of your signed letter of resignation as a director of the Companies referred to in 6 (a) above, in the form provided;

            b) the receipt of a counter-signed copy of this letter which will constitute open correspondence from the date on which the letter is agreed by you.

Please confirm your acceptance of these terms by countersigning and returning the enclosed copy of this letter in the space provided and arranging for your solicitor to complete a certificate in the form attached hereto, after you have obtained advice from him as to the terms and effect of this agreement and, in particular, your liability to pursue rights before an industrial tribunal arising our of your employment, directorship or their termination.

Yours sincerely,


/s/ Jaime Ellertson
-------------------
Jaime Ellertson
CEO

I, STEPHEN J. HILL, confirm the following:

a) Acceptance of the tems and conditions above and to formally compromise my right to claim unfair dismissal and to waive all and any other claims of action (wheter statutory, contractual or otherwise) which I have or may have in the future under UK law, any State or Federal law of the USA, or the Treaty of Rome against any Company in the Interleaf Group of Companies or any employee, agent or officer of any such company whether relating to my employment, its termination, my holding or loss of office or otherwise.

b) I have taken independent legal advice from _____________________ (name of solicitor), a solicitor holding a current practitioners certificate of the firm ____________________ and I have been advised that the said firm holds a Professional Indemnity Insurance Policy in respect of the advice given to me.

c)   _____________________ (name of the solicitor) of ______________________
     (name of firm) has explained all of my rights in relation to the potential claims that I may have had in respect of my contract of employment and its termination including rights of unfair dismissal and has explained to me the consequences and effect of signing this letter--in that I am agreeing not to pursue any claims before an Industrial Tribunal or any Court of Law.

STEPHEN HILL having received a certificate from _______________________ (name of solicitor) in the form attached confirms that the condition regulating Compromise Agreements under Section 203 of the Employment Rights Act 1996 are satisfied by this letter of Agreement.


/s/ Stephen J. Hill
-------------------
Stephen J. Hill

June 9, 1997
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Date